EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this registration statement of MultiCell Technologies, Inc. (formerly Exten Industries, Inc.) on Form SB-2 of our report, dated January 9, 2004 (except as noted therein), on our audits of the consolidated financial statements of MultiCell Technologies, Inc. and subsidiaries as of November 30, 2003 and 2002 and for the years then ended, which report contains an explanatory paragraph related to the Company's ability to continue as a going concern. We also consent to the reference to our Firm under the caption "Experts" in the prospectus of this registration statement.

/s/J.H. Cohn LLP

San Diego, California
August 10, 2004